Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated April 17, 2023 relating to the financial statements of Limitless X Holdings, Inc. as of December 31, 2022 and 2021 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

February 14, 2024